                                                                    Exhibit 1(d)

                         MERRILL LYNCH INDEX FUNDS, INC.

                              ARTICLES OF AMENDMENT

     MERRILL LYNCH INDEX FUNDS, INC., a Maryland corporation (the
"Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation desires to amend its charter as currently in effect. The Corporation consists of the following four series: Merrill Lynch S&P 500 Index Fund, Merrill Lynch Small Cap Index Fund, Merrill Lynch Aggregate Bond Index Fund and Merrill Lynch International Index Fund (collectively the "Series" and each, a "Series"). As of immediately before the amendment to the Corporation's charter described below, the shares of capital stock for each Series of the Corporation, par value of one hundredth of one cent ($.0001) per share (the "Capital Stock"), are divided into two classes having the following designations: Class A Capital Stock and Class D Capital Stock.

     SECOND: Pursuant to Section 2-605 of the Maryland General Corporation Law, the charter of the Corporation is hereby amended as follows:

     (i) The Class A Capital Stock of each series is hereby redesignated "Class I Capital Stock." The Class I Capital Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Capital Stock; and

     (ii) The Class D Capital Stock of each series is hereby redesignated "Class A Capital Stock." The Class A Capital Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class D Capital Stock.

     THIRD: These Articles of Amendment have been approved by a majority of the entire Board of Directors of the Corporation and are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law and are therefore made without action by the stockholders.

     FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

     FIFTH: As amended hereby, the Corporation's charter shall remain in full force and effect.

     SIXTH: These Articles of Amendment shall be effective as of 8:00 a.m. on the 14th day of April, 2003.

     IN WITNESS WHEREOF, MERRILL LYNCH INDEX FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of the 21st day of March, 2003.

                                                 MERRILL LYNCH INDEX FUNDS, INC.




                                      By:      /s/ Terry K. Glenn
                                           -------------------------------------
                                              Terry K. Glenn, President


Witness:




     /s/ Brian D. Stewart
-------------------------
Brian D. Stewart, Secretary

     THE UNDERSIGNED, President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies, as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.



                                      By:      /s/ Terry K. Glenn
                                           -------------------------------------
                                              Terry K. Glenn, President

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